Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statement (No. 333-264208) on Form S-3 and registration statements (Nos. 333-275813, 333-233558 and 333-203929) on Form S-8 of our report dated March 24, 2025, with respect to the consolidated financial statements of Adaptimmune Therapeutics plc.

/s/ KPMG LLP

Reading, United Kingdom

March 24, 2025